Exhibit 99.1

FOSSIL GROUP, INC. APPOINTS BRAND VETERAN FRANCO FOGLIATO AS CEO

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Richardson, TX. September 4, 2024 – Fossil Group, Inc. (NASDAQ: FOSL) (“Fossil” or the “Company”) today announced the appointment of Franco Fogliato as Chief Executive Officer and a member of the Board of Directors. He succeeds Jeffrey Boyer, Fossil’s Interim CEO, who will resume his previous role as Chief Operating Officer and step down from the Board of Directors, all effective September 18, 2024.

“The Board of Directors is thrilled to welcome Franco to the Fossil team,” said Kevin Mansell, Chairman of the Board. “Franco brings over 25 years of consumer industry expertise, along with focus, leadership acumen, and disruptive vision, to this role. We are extremely confident that his experience stewarding great brands and driving transformation will lead Fossil to its next chapter.”

“I am honored to join such an iconic global brand,” said Franco Fogliato. “I have admired Fossil Group and the Fossil brand over the years as the Company has shaped the watch industry and developed a leading position in the marketplace. I look forward to working with the leadership team and Board to revitalize the business, deliver on the full potential of the Company’s portfolio, and build long-term value for all stakeholders.”

Fogliato most recently served as President and Chief Executive Officer of Salomon, a sports equipment manufacturer owned by Amer Sports Inc. During his tenure, Fogliato led a successful turnaround of the business, streamlining operations, creating a refreshed brand identity and platform, and driving robust revenue and profit growth. Prior to Salomon, he spent eight years at Columbia Sportswear Company, most recently serving as EVP of Global Omnichannel. He previously spent eight years as CEO Europe at Billabong Group, owner of the Nixon watch and accessories brand. Earlier in his career, Fogliato held Executive roles at The North Face, a VF Company.

“On behalf of the Board, I want to extend our thanks to Jeff for his contributions as Interim CEO and Board member,” said Mansell. “We are confident that his leadership support through early 2025 will ensure a smooth transition as we focus on continuing to advance Fossil’s Transform and Grow Plan.”

About Fossil Group, Inc.

Fossil Group, Inc. is a global design, marketing, distribution and innovation company specializing in lifestyle accessories. Under a diverse portfolio of owned and licensed brands, our offerings include watches, jewelry, handbags, small leather goods, belts and sunglasses. We are committed to delivering the best in design and innovation across our owned brands, Fossil, Michele, Relic, Skagen and Zodiac, and licensed brands, Armani Exchange, Diesel, DKNY, Emporio Armani, kate spade new york, Michael Kors and Tory Burch. We bring each brand story to life through an extensive distribution network across numerous geographies, categories, and channels. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Global Corporate Communications:

James Webb

Fossil Group

jwebb1@fossil.com

Investor Relations:

Christine Greany

The Blueshirt Group

christine@blueshirtgroup.com